Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES THIRD QUARTER 2007 RESULTS
Port Washington, New York — November 5, 2007 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter ended September 30, 2007.
Highlights
•	Net income applicable to common shareholders for the quarter ended September 30, 2007 increased 120% to $3.9 million ($0.09 per share) from $1.8 million ($0.05 per share) for the third quarter of 2006.
•	Net income applicable to common shareholders for the nine months ended September 30, 2007 increased 113% to $10.5 million ($0.24 per share) from $4.9 million ($0.16 per share) for the comparable period of 2006.
•	Funds From Operations (“FFO”) increased 32% to $14.2 million ($0.31 per share/OP unit) for the quarter ended September 30, 2007 compared to $10.7 million ($0.30 per share/OP unit) for the comparable period in 2006. FFO increased 34% to $40.6 million ($0.88 per share/OP unit, after the previously-announced one-time charge of $0.03 per share/OP unit) for the nine months ended September 30, 2007 compared to $30.2 million ($0.91 per share/OP unit) for the comparable period in 2006.
•	Net cash flows provided by operating activities increased 38% to $36.8 million for the nine months ended September 30, 2007 compared to $26.6 million for the comparable period of 2006.
•	Total assets increased 20% to $1.50 billion as of September 30, 2007 from $1.25 billion as of December 31, 2006.
•	Occupancy for the Company’s stabilized portfolio at September 30, 2007 remained approximately 96% while total portfolio occupancy including development and redevelopment properties remained approximately 93%.
Leo Ullman, Cedar’s CEO, stated, “Our third quarter and year-to-date 2007 results show that we are effectively executing our business plan. We continue to assemble on an accretive basis a fine portfolio of stable, primarily supermarket-anchored community centers in attractive New England and Mid-Atlantic locations while building a substantial development and redevelopment pipeline for delivery in the coming years. We expect this strategy to provide meaningful long-term value for our shareholders. In the current market environment, we remain focused on a disciplined and profitable approach to both our development activities and our acquisitions, while carefully preserving our equity and our access to capital.”
Financial and Operating Results
Total revenues for the third quarter ended September 30, 2007 increased 19% to $37.5 million from $31.6 million for the third quarter ended September 30, 2006. Net income applicable to common shareholders increased 120% to $3.9 million, or $0.09 per share, as compared to $1.8 million, or $0.05 per share, for the quarter ended September 30, 2006.
FFO increased 32% to $14.2 million, or $0.31 per share/OP unit, as compared to $10.7 million, or $0.30 per share/OP unit for the quarter ended September 30, 2006. Net income and FFO for the third quarter of this year reflect minimal impact from the acquisitions that the Company made late in the quarter. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Net cash flows provided by operating activities increased 38% to $36.8 million for the nine months ended September 30, 2007 as compared to $26.6 million for the corresponding period of 2006.
Total revenues for the nine months ended September 30, 2007 increased 21% to $109.9 million from $91.2 million for the nine months ended September 30, 2006. Net income applicable to common shareholders increased 113% to $10.5 million, or $0.24 per share, as compared to $4.9 million, or $0.16 per share, for the nine months ended September 30, 2006. FFO increased 34% to $40.6 million, or $0.88 per share/OP unit, as compared to $30.2 million, or $0.91 per share/OP unit, for the nine months ended September 30, 2006. As previously disclosed, net income and FFO for the nine-month period in 2007 include a one-time charge of approximately $1.5 million or $0.03 per common share/OP unit for the retirement of the Company’s former Chief Financial Officer and for the hiring of a new CFO.
Same Property Results
The Company held 85 properties during both the third quarters of 2007 and 2006, excluding the one property (in Michigan) held for sale. Same property net operating income increased 3.5% to $22.6 million in the third quarter of 2007 as compared to $21.8 million in the comparable period of the prior year. The improvement in same property results reflects increased base and percentage rents, increased expense recoveries and reduced expense for doubtful accounts. These operating improvements were partially offset by non-cash revenue recognized in the third quarter of 2006 resulting from prematurely terminated leases.
Balance Sheet and Capital Position
Total assets increased 20% to $1.50 billion at September 30, 2007 from $1.25 billion at December 31, 2006. The Company had total debt outstanding of $824 million at September 30, 2007 as compared to $701 million at June 30, 2007 and had $108 million available under its $300 million secured revolving credit facility after giving effect to September 30, 2007 covenant and collateral measurements and additional collateral pledged in October 2007. The Company expects a further increase in availability under the credit facility in the fourth quarter as a result of receiving approximately $50 million in proceeds from the previously-announced joint venture with Homburg Invest Inc.
The Company has a development portfolio of between $300 and $400 million that it expects to begin to put into service over the next 18 to 24 months. It expects to fund these activities with borrowings under the existing revolving line of credit, borrowings under construction financing arrangements, excess proceeds from refinancing of certain fixed-rate loans as they come due, and sales proceeds and/or funds from joint venture arrangements.
Larry Kreider, Cedar’s Chief Financial Officer, noted, “Our financial position remains strong. We believe that access to our credit facility, coupled with the conclusion of joint venture arrangements, construction financing arrangements, the potential sale of select assets, and excess proceeds from refinancing of existing debt as it comes due, will be sufficient to execute the balance of our contemplated acquisitions and our current development pipeline.”
Leasing Activity
In the third quarter of 2007, the Company signed 21 renewal leases aggregating approximately 55,000 sq. ft. with an average increase in base rents of 7.8%, and signed 11 new leases aggregating approximately 31,000 sq. ft. with an average base rent of $17.04 per sq. ft. For the nine months ended September 30, 2007, the Company signed 109 renewal leases aggregating approximately 399,000 sq. ft. with an average increase in base rents of 7.5%, and signed 43 new leases aggregating approximately 150,000 sq. ft. with an average base rent of $16.99 per sq. ft. These figures do not include licenses, assignments or temporary leases.
Acquisitions
In the third quarter and early October 2007, the Company completed the purchase of a six property portfolio located in Massapequa (Long Island) New York; New Bedford, Massachusetts; West Bridgewater, Massachusetts; Groton, Connecticut; Shamokin Dam, Pennsylvania and Cockeysville, Maryland, aggregating approximately 866,000 sq. ft. of gross leasable area (“GLA”), for an aggregate purchase price of approximately $118.2 million, subject to existing financing of approximately $86.0 million bearing a weighted average interest rate of approximately 6%. The total cash required of approximately $32.2 million was funded from the Company’s secured revolving credit facility. All of the properties feature sizable anchor tenants; three of the centers are anchored by supermarkets.
In September 2007, the Company acquired the 41,000 sq. ft. Hilliard Discount Drug Mart Plaza in Hilliard, Ohio for $5.4 million, funded from the Company’s secured revolving credit facility.
In October, the Company entered into an agreement to purchase for approximately $18 million a 102,000 sq. ft. supermarket-anchored shopping center in Webster, Massachusetts. This will be the Company’s fourteenth New England shopping center. The Company expects to place new fixed-rate first mortgage financing on the property in an amount estimated at 65% of the purchase price; the remainder will be funded from the Company’s secured revolving credit facility

Guidance
The Company continues to expect FFO for the full year 2007 to be on the lower end of the range of $1.22 to $1.27 per share/OP unit after the previously-announced one-time charge of $0.03 per share/OP unit taken last quarter.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended September 30, 2007, and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at http://www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2007 for further details.
Investor Conference Call
The Company will host a conference call on Tuesday, November 6, 2007, at 11:00 AM (EST) to discuss the third quarter results. The U.S. dial-in number to call for this teleconference is (888) 609-5693. The international dial-in number is (913) 312-1229. A replay of the conference call will be available from 2:00 PM on November 6 through midnight (EST) on November 20, 2007 by using U.S. dial-in number (888) 203-1112 and entering the passcode 2630453 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). The webcast of the conference call will be available on the Company’s website at www.cedarshoppingcenters.com and will remain on the website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates 113 properties aggregating approximately 11.5 million square feet of GLA. The Company also owns a substantial and growing pipeline of development properties as well as approximately 210 acres of primarily unimproved development parcels.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of property-specific construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and nine months ended September 30, 2007 and 2006:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income applicable to common shareholders	$3,925,000	$1,785,000	$10,501,000	$4,919,000
Add (deduct):
Real estate depreciation and amortization	10,078,000	8,963,000	29,745,000	25,563,000
Limited partners’ interest	179,000	95,000	474,000	262,000
Minority interests in consolidated joint ventures	333,000	324,000	1,028,000	943,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(448,000)	(438,000)	(1,365,000)	(1,350,000)
Equity in (income) loss of unconsolidated joint ventures	(150,000)	—	(463,000)	40,000
Gain on sale of interest in unconsolidated joint venture	—	—	—	(141,000)
FFO from unconsolidated joint ventures	233,000	—	701,000	(5,000)

Funds from operations	$14,150,000	$10,729,000	$40,621,000	$30,231,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.31	$0.30	$0.88	$0.91

Diluted	$0.31	$0.30	$0.88	$0.90

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,231,000	34,484,000	44,179,000	31,660,000
Additional shares assuming conversion of OP Units (basic)	1,982,000	1,837,000	1,984,000	1,675,000

Shares used in determination of basic FFO per share	46,213,000	36,321,000	46,163,000	33,335,000

Shares used in determination of diluted earnings per share	44,234,000	34,488,000	44,183,000	31,831,000
Additional shares assuming conversion of OP Units (diluted)	1,981,000	1,846,000	1,993,000	1,683,000

Shares used in determination of diluted FFO per share	46,215,000	36,334,000	46,176,000	33,514,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Real estate:
Land	$296,372,000	$248,108,000
Buildings and improvements	1,194,368,000	982,294,000

	1,490,740,000	1,230,402,000
Less accumulated depreciation	(91,781,000)	(64,458,000)

Real estate, net	1,398,959,000	1,165,944,000

Property and related assets held for sale, net of accumulated depreciation	11,805,000	11,493,000
Investment in unconsolidated joint venture	3,718,000	3,644,000

Cash and cash equivalents	21,148,000	17,885,000
Restricted cash	12,806,000	11,507,000
Rents and other receivables, net	5,086,000	4,187,000
Straight-line rents receivable	10,492,000	7,870,000
Other assets	10,749,000	6,921,000
Deferred charges, net	27,874,000	22,268,000

Total assets	$1,502,637,000	$1,251,719,000

Liabilities and shareholders’ equity
Mortgage loans payable	$637,045,000	$499,603,000
Secured revolving credit facility	186,890,000	68,470,000
Accounts payable, accrued expenses, and other	22,755,000	17,435,000
Unamortized intangible lease liabilities	56,052,000	53,160,000

Total liabilities	902,742,000	638,668,000

Minority interests in consolidated joint ventures	10,321,000	9,132,000
Limited partners’ interest in Operating Partnership	25,352,000	25,969,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 and 5,000,000 shares, respectively, authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 and 50,000,000 shares, respectively, authorized, 44,231,000 and 43,773,000 shares, respectively, issued and outstanding)	2,654,000	2,626,000
Treasury stock (613,000 and 502,000 shares, respectively, at cost)	(8,156,000)	(6,378,000)
Additional paid-in capital	572,017,000	564,637,000
Cumulative distributions in excess of net income	(91,153,000)	(71,831,000)
Accumulated other comprehensive income	110,000	146,000

Total shareholders’ equity	564,222,000	577,950,000

Total liabilities and shareholders’ equity	$1,502,637,000	$1,251,719,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Rents	$30,487,000	$25,899,000	$88,486,000	$73,860,000
Expense recoveries	6,875,000	5,446,000	20,822,000	16,570,000
Other	115,000	246,000	568,000	739,000

Total revenues	37,477,000	31,591,000	109,876,000	91,169,000

Expenses:
Operating, maintenance and management	5,660,000	5,231,000	18,317,000	16,666,000
Real estate and other property-related taxes	3,869,000	3,265,000	10,928,000	9,219,000
General and administrative	1,847,000	1,431,000	7,065,000	4,220,000
Depreciation and amortization	10,065,000	8,923,000	29,696,000	25,428,000

Total expenses	21,441,000	18,850,000	66,006,000	55,533,000

Operating income	16,036,000	12,741,000	43,870,000	35,636,000
Non-operating income and expense:
Interest expense	(9,618,000)	(8,556,000)	(26,371,000)	(23,655,000)
Amortization of deferred financing costs	(423,000)	(341,000)	(1,152,000)	(1,003,000)
Interest income	82,000	155,000	580,000	392,000
Equity in income (loss) of unconsolidated joint ventures	150,000	—	463,000	(40,000)
Gain on sale of interest in unconsolidated joint venture	—	—	—	141,000

Total non-operating income and expense	(9,809,000)	(8,742,000)	(26,480,000)	(24,165,000)

Income before minority and limited partners’ interests and discontinued operations	6,227,000	3,999,000	17,390,000	11,471,000
Minority interests in consolidated joint ventures	(333,000)	(324,000)	(1,028,000)	(943,000)
Limited partners’ interest in Operating Partnership	(169,000)	(86,000)	(450,000)	(234,000)

Income from continuing operations	5,725,000	3,589,000	15,912,000	10,294,000
Discontinued operations, net of limited partners’ interest	169,000	165,000	496,000	532,000

Net income	5,894,000	3,754,000	16,408,000	10,826,000
Preferred distribution requirements	(1,969,000)	(1,969,000)	(5,907,000)	(5,907,000)

Net income applicable to common shareholders	$3,925,000	$1,785,000	$10,501,000	$4,919,000

Per common share (basic):
Income from continuing operations, net of preferred distribution requirements	$0.09	$0.05	$0.23	$0.14
Discontinued operations, net of limited partners’ interest	—	—	0.01	0.02

Net income applicable to common shareholders	$0.09	$0.05	$0.24	$0.16

Per common share (diluted)
Income from continuing operations, net of preferred distribution requirements	$0.09	$0.05	$0.23	$0.14
Discontinued operations, net of limited partners’ interest	—	—	0.01	0.01

Net income applicable to common shareholders	$0.09	$0.05	$0.24	$0.15

Dividends to common shareholders	$9,952,000	$7,752,000	$29,823,000	$21,320,000

Per common share	$0.225	$0.225	$0.675	$0.675

Weighted average number of common shares outstanding:
Basic	44,231,000	34,484,000	44,179,000	31,660,000

Diluted	44,234,000	34,488,000	44,183,000	31,831,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statement of Shareholders’ Equity
Nine months ended September 30, 2007
(unaudited)

	Preferred stock		Common stock				Cumulative	Accumulated

		$25.00			Treasury	Additional	distributions	other	Total
		Liquidation		$0.06	stock,	paid-in	in excess of	comprehensive	shareholders’
	Shares	value	Shares	Par value	at cost	capital	net income	income	equity

Balance, December 31, 2006	3,550,000	$88,750,000	43,773,000	$2,626,000	$(6,378,000)	$564,637,000	$(71,831,000)	$146,000	$577,950,000
Net income							16,408,000		16,408,000
Unrealized gain (loss) on change in fair value of cash flow hedges								(36,000)	(36,000)

Total comprehensive income									16,372,000

Deferred compensation activity, net			179,000	11,000	(1,778,000)	3,496,000			1,729,000
Net proceeds from common stock sales			275,000	17,000		4,115,000			4,132,000
Conversion of OP Units into common stock			4,000	—		45,000			45,000
Preferred distribution requirements							(5,907,000)		(5,907,000)
Dividends to common shareholders							(29,823,000)		(29,823,000)
Reallocation adjustment of limited partners’ interest						(276,000)			(276,000)

Balance, September 30, 2007	3,550,000	$88,750,000	44,231,000	$2,654,000	$(8,156,000)	$572,017,000	$(91,153,000)	$110,000	$564,222,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2007	2006
Cash flow from operating activities:
Net income	$16,408,000	$10,826,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	231,000	118,000
Equity in (income) loss of unconsolidated joint ventures	(463,000)	40,000
Distributions from unconsolidated joint venture	397,000	—
Gain on sale of interest in unconsolidated joint venture	—	(141,000)
Limited partners’ interest in Operating Partnership	472,000	262,000
Straight-line rents receivable	(2,686,000)	(2,452,000)
Depreciation and amortization	29,921,000	25,659,000
Amortization of intangible lease liabilities	(7,624,000)	(7,713,000)
Amortization relating to stock-based compensation	1,456,000	447,000
Amortization of deferred financing costs	1,152,000	1,003,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	40,000	652,000
Rents and other receivables, net	(899,000)	(1,087,000)
Other assets	(5,343,000)	(4,270,000)
Accounts payable, accrued expenses and other	3,769,000	3,263,000

Net cash provided by operating activities	36,831,000	26,607,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(134,014,000)	(150,468,000)
Investment in unconsolidated joint ventures	(8,000)	—
Proceeds from sale of interest in unconsolidated joint venture	—	1,466,000
Construction escrows and other	(1,033,000)	(3,621,000)

Net cash (used in) investing activities	(135,055,000)	(152,623,000)

Cash flow from financing activities:
Net advances (repayments) from line of credit	118,420,000	67,650,000
Proceeds from sales of common stock	3,910,000	74,053,000
Proceeds from mortgage financings	25,693,000	26,333,000
Mortgage repayments	(8,468,000)	(5,263,000)
Contribution from minority interest partner	1,048,000	—
Distributions in excess of earnings from consolidated joint venture minority interests	—	(176,000)
Distributions to limited partners	(1,336,000)	(1,111,000)
Preferred distribution requirements	(5,907,000)	(5,907,000)
Distributions to common shareholders	(29,823,000)	(21,320,000)
Payment of deferred financing costs	(2,050,000)	(926,000)

Net cash provided by financing activities	101,487,000	133,333,000

Net increase in cash and cash equivalents	3,263,000	7,317,000
Cash and cash equivalents at beginning of period	17,885,000	8,601,000

Cash and cash equivalents at end of period	$21,148,000	$15,918,000